Dated 19 July 2006
THE COMPANIES
listed in Schedule 1
as joint and several Borrowers
- and -
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part A of Schedule 2
as Lenders
- and -
FORTIS BANK N.V./S.A.
as Mandated Lead Arranger and Underwriter
- and -
THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, BAYERISCHE
HYPO — UND VEREINSBANK AG and HSH NORDBANK AG
as Joint Lead Arrangers
- and -
NIBC BANK N.V. as Co-Arranger
- and -
FORTIS BANK (NEDERLAND) N.V.
as Agent, Security Trustee and Sole Bookrunner
- and -
THE BANKS AND FINANCIAL INSTITUTIONS
listed in Part B of Schedule 2
as Swap Banks

LOAN AGREEMENT

relating to a revolving credit facility of up to US$735,000,000 to refinance certain existing indebtedness, to finance part of the purchase price of certain new and additional vessels
and for general corporate and limited liability company purposes
WATSON FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY	22
3	POSITION OF THE LENDERS, THE SWAP BANKS AND THE MAJORITY LENDERS	22
4	DRAWDOWN	23
5	INTEREST	25
6	INTEREST PERIODS	26
7	DEFAULT INTEREST	27
8	PERMANENT COMMITMENT REDUCTION AND PREPAYMENT	28
9	CONDITIONS PRECEDENT	30
10	REPRESENTATIONS AND WARRANTIES	31
11	GENERAL UNDERTAKINGS	34
12	CORPORATE UNDERTAKINGS	38
13	INSURANCE	41
14	SHIP COVENANTS	46
15	SECURITY COVER	50
16	PAYMENTS AND CALCULATIONS	52
17	APPLICATION OF RECEIPTS	54
18	APPLICATION OF EARNINGS	55
19	EVENTS OF DEFAULT	56
20	FEES AND EXPENSES	60
21	INDEMNITIES	61
22	NO SET-OFF OR TAX DEDUCTION	63
23	ILLEGALITY, ETC	64
24	INCREASED COSTS	65
25	SET-OFF	67

THIS LOAN AGREEMENT is made on 19 July 2006
BETWEEN:
(1)	THE COMPANIES listed in Schedule 1, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part A of Schedule 2, as Lenders;

(3)	FORTIS BANK N.V./S.A as Mandated Lead Arranger and Underwriter;

(4)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND, BAYERISCHE HYPO — UND VEREINSBANK AG and HSH NORDBANK AG as Joint Lead Arrangers;

(5)	NIBC BANK N.V. as Co-Arranger;

(6)	FORTIS BANK (NEDERLAND) N.V., as Agent, Security Trustee and Sole Bookrunner; and

(7)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Part B of Schedule 2, as Swap Banks.
WHEREAS
(A)	The Lenders have agreed to make available to the Borrowers a revolving credit facility of up to US$735,000,000 as follows:
(i)	as to an amount of up to $90,000,000 to refinance the Existing Indebtedness secured on the Existing Ships and thereafter to finance part of the Acquisition Cost of the Additional Ships; and

(ii)	as to an amount of up to $645,000,000 to finance part of the Acquisition Cost of the New Ships and thereafter to finance part of the Acquisition Cost of the Additional Ships, and for general corporate and limited liability company purposes of the Borrowers.
(B)	One or more Swap Banks have agreed to enter or will agree to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers’ exposure under this Agreement to interest rate fluctuations.
(C)	The Lenders and the Swap Banks have agreed that the Swap Banks will share in the security to be granted to the Security Trustee pursuant to this Agreement on a subordinated basis.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Account Bank” means Fortis Bank N.V./S.A., acting through its office at 166 Syngrou Avenue, 176 71 Athens, Greece;
“Accounts Pledges” means together the Additional Ship Earnings Account Pledges, the Existing Ships Earnings Account Pledge, the New Ship Earnings Account Pledges and the Minimum Liquidity Account Pledge;
“Acquisition Cost” means, in relation to a New Ship or an Additional Ship, the aggregate amount paid or to be paid by the relevant New Ship Owner or Additional Ship Owner to the relevant New Ship Seller or Additional Ship Seller pursuant to the relevant New Ship MOA or Additional Ship MOA and which relates to the sale and purchase of such New Ship or Additional Ship (as the case may be);
“Additional Ship” means any ship which is, or is to be, purchased by an Additional Ship Owner, each of which (unless the Agent, acting on the instructions of the Majority Lenders, agrees otherwise) must satisfy all the Additional Ship Requirements;
“Additional Ship Advance” means each Advance which is to be used in financing on delivery part of the Acquisition Cost of an Additional Ship and which is to be made available in accordance with and pursuant to Clauses 2.3 and 4.2;
“Additional Ship Earnings Account Pledge” means, in relation to each Earnings Account of an Additional Ship, a pledge agreement creating security in favour of the Lenders in respect of that Earnings Account, substantially in the form of Schedule 11;
“Additional Ship MOA” means, in relation to an Additional Ship which satisfies all the Additional Ship Requirements, a memorandum of agreement to be made between the Additional Ship Seller of that Additional Ship and the Additional Ship Owner which is the buyer thereof on terms and conditions acceptable to the Agent (acting on the instructions of the Majority Lenders) in its sole discretion (such approval not to be unreasonably withheld if the Additional Ship satisfies all the Additional Ship Requirements) and, in the plural, means all of them;
“Additional Ship Owner” means each of the companies specified in Schedule 3, Part C, each being a limited liability company formed and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
“Additional Ship Requirements” means, in relation to any ship which is, or is to be, purchased by an Additional Ship Owner, a ship which satisfies the following requirements:
(a)	it has been approved by the Agent (acting on the instructions of the Majority Lenders);

(b)	it is a dry bulk vessel larger than 65,000 dwt;

(c)	it is to be not older than eight (8) years old at the time of acquisition thereof;

(d)	following acquisition by the relevant Additional Ship Owner, it shall be wholly owned by that Additional Ship Owner;

(e)	it maintains the highest class with a classification society which is a member of IACS and which is acceptable to all of the Lenders, free of any overdue recommendations and conditions;

(f)	it is to be registered under an Approved Flag;

(g)	the purchase price of the Additional Ship shall not exceed the Fair Market Value of such Additional Ship;
“Additional Ship Seller” means, in relation to an Additional Ship, the seller of such Additional Ship and, in the plural, means all of them;
“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement;
“Affected Lender” has the meaning given in Clause 5.5(b);
“Agency and Trust Deed” means the agency and trust deed executed or to be executed between the Borrowers, the Lenders, the Swap Banks, the Agent and the Security Trustee, substantially in the form of Schedule 10;
“Agent” means Fortis Bank (Nederland) N.V. acting through its office at Coolsingel 93, 3012 AE, Rotterdam, The Netherlands and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;
“Applicable Accounts” means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows of the Group set out in the annual financial statements or interim financial statements of the Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrowers are obliged to deliver to the Agent pursuant to Clause 11.6);
“Approved Broker” means each of Braemar Seascope Shipbrokers Ltd., H. Clarkson & Company Limited, Barry Rogliano Salles S.A., R.S. Platou Shipbrokers A.S., P.F. Bassoe AS, Arrow Sale & Purchase (UK) Ltd., Simpson Spence & Young and Fearnley AS;
“Approved Flag” means the Marshall Islands flag, the Cyprus flag, the Panama flag, the Liberian flag or such other flag as the Agent may, acting upon the instructions of all the Lenders, approve as the flag on which a Ship may be registered;
“Approved Flag State” means Marshall Islands, Cyprus, Panama, Liberia or such other country in which the Agent may, acting upon the instructions of all the Lenders, approve that a Ship may be registered;
“Approved Manager” means, in relation to each Ship, Quintana Management LLC, a limited liability company formed and existing under the laws of the Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 and whose principal office is at Pandoras 13 & Kyprou Street, 166 74 Glyfada, Athens, Greece or any other company selected by the Borrowers which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the technical and/or commercial manager of a Ship;
“Availability Period” means the period commencing on the date of this Agreement and ending on:
(a)	in the case of:
(i)	the Existing Ships Advance, 31 July 2006;

(ii)	a New Ship Advance, 31 December 2007;

(iii)	an Additional Ship Advance and the Working Capital Advance, the date falling one month prior to the Final Maturity Date,
(or, in respect of any of the Advances referred to in this paragraph (a), such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully cancelled or terminated;
“Available Commitment” means, in relation to a Lender at any time, its Commitment less its Contribution at that time (and “Total Available Commitments” means the aggregate of the Available Commitments of all the Lenders);
“Borrowers” means each of the companies listed in Schedule 1, being (in the case of the Holding Company) a corporation incorporated in the Marshall Islands and (in the case of each Owner) a limited liability company formed and existing under the laws of the Marshall Islands, and in each case having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, and in the singular means any of them;
“Business Day” means a day on which banks are open in London, Athens, Rotterdam, Hamburg, Munich, Hanover, Frankfurt and Main and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;
“Charter” means:
(a)	in the case of each of the Existing Ships, the time charterparty thereof details of which are set out in Schedule 3, Part A;

(b)	in the case of “BULK THREE” (tbr “GRAIN HARVESTER”), the time charterparty dated 23 January 2004 and made between Metrostar (as agent for Excellence Shipping Corporation) as owner and the Charterer as time charterer, as novated in favour of Grain Harvester Shipco LLC as owner pursuant to the Charter Novation Agreement;

(c)	in the case of “BULK FOUR” (tbr “IRON BRADYN”), (i) the time charterparty dated 17 November 2004 and made between Metrostar (as agent for Conveyer Shipping Corporation) as owner and the Charterer as time charterer, as novated in favour of Iron Bradyn Shipco LLC as owner pursuant to the Charter Novation Agreement and (ii) after redelivery under such time charterparty, the Master Charter;

(d)	in the case of each of the New Ships (including “BULK FOUR”, after redelivery under its respective current time charterparty, but excluding “BULK THREE”), the Master Charter or, where the Master Charter is terminated for whatsoever reason prior to 31 December 2010, such time charterparty entered into with such charterer as shall be acceptable to the Majority Lenders in their sole discretion; and

(e)	in the case of each of the Additional Ships, such time charterparty as shall be entered into (prior to or upon delivery of the relevant Additional Ship) between the relevant Additional Ship Owner and any time charterer, or, in any other case, such other time charterparty or contract of affreightment or other contract of employment in respect of a Ship in excess of twelve (12) months duration;
“Charterer” means Bunge S.A. of Geneva, Switzerland;
“Charter Novation Agreement” means the novation agreement dated 27 April 2006 made between Metrostar (as agent for each of the ship owning companies listed therein) as sellers, the Holding Company as buyers and the Charterer, as amended by addendum no. 1 thereto dated June 2006 made between (1) each of the Liberian corporations listed therein as sellers, (2) each of the Marshall Islands limited liability companies listed therein as buyers, (3) Metrostar, (4) the Holding Company and (5) the Charterer, pursuant to which it was agreed that the Master Charter (and, in the case of “BULK THREE” and “BULK FOUR”, the relevant existing time charterparty) would be novated in favour of the relevant New Ship Owner as owner and the Charterer as charterer with effect from the date of delivery of each New Ship under the relevant New Ship MOA;
“Charterparty Assignment” means, in relation to each Ship, an assignment of the rights of the Owner of that Ship under any Charter in respect of such Ship, executed or to be executed by the relevant Owner in favour of the Security Trustee, substantially in the form of Schedule 13;
“Co-Arranger” means NIBC Bank N.V., acting through its office at Carnegieplein 4, 2517 KJ The Hague, The Netherlands;
“Commitment” means, in relation to a Lender, the amount set opposite its name in the third column of Schedule 2, Part A, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);
“Compliance Date” means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the consolidated financial statements required to be delivered pursuant to Clause 11.5 are prepared);
“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in each Master Agreement;
“Contractual Currency” has the meaning given in Clause 21.4;
“Contribution” means, in relation to a Lender, the part of the Loan which is owing to that Lender;
“Creditor Party” means the Agent, the Security Trustee, each Swap Bank (which has executed a Master Agreement) or any Lender, whether as at the date of this Agreement or at any later time;
“Deed of Covenant” means, in relation to a Ship and if a deed of covenant is appropriate given the Mortgage on such Ship, a deed of covenant collateral to the Mortgage on that Ship;

“Designated Transaction” means a Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to a Master Agreement with a Swap Bank which, at the time the Transaction is entered into, is also a Lender;

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Permanent Reduction Date; and

(c)	it is designated by the Borrowers, by delivery by the Borrowers to the Agent of a notice of designation in the form set out in Schedule 7, as a Designated Transaction for the purposes of the Finance Documents;
“Dollars” and “$” means the lawful currency for the time being of the United States of America;
“Drawdown Date” means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;
“Drawdown Notice” means a notice in the form set out in Schedule 4 (or in any other form which the Agent approves or reasonably requires);
“Earnings” means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof or (as a result of an assignment pursuant to the Finance Documents) the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):
(a)	all freight, hire and passage moneys, compensation payable to the relevant Owner or (as a result of an assignment pursuant to the Finance Documents) the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;
“Earnings Account” means, in relation to each Ship, an account in the name of the Owner of that Ship, with the Account Bank in Athens designated “[name of Ship] — Earnings Account”, or any other account (with that or another office of the Account Bank) which is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement and, in the plural means all of them;
“EBITDA” means, for any accounting period, the consolidated net income of the Group for that accounting period:

(a)	plus, to the extent deducted in computing consolidated net income of the Group for that accounting period, the sum, without duplication, of:
(i)	all federal, state, local and foreign taxes and tax distributions;

(ii)	Interest Expenses; and

(iii)	depreciation, depletion, amortisation of intangibles and other non-cash charges or non-cash losses (including non-cash transaction expenses and the amortisation of debt discounts) and any extraordinary losses not incurred in the ordinary course of business;
(b)	minus, to the extent added in computing consolidated net income of the Group for that accounting period, any non-cash income or non-cash gains and any extraordinary gains (including, for the avoidance of doubt, gains from the sale of Fleet Vessels) not incurred in the ordinary course of business, all determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;
“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident, and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;
“Environmental Incident” means, in relation to each Ship:
(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship or the Owner thereof and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;
“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;
“Event of Default” means any of the events or circumstances described in Clause 19.1;
“Existing Indebtedness” means, at any relevant time, the aggregate Financial Indebtedness of the Holding Company under the Existing Loan Agreement (plus accrued interest and fees);
“Existing Loan Agreement” means the loan agreement dated 4 October 2005 made between (inter alia) the Holding Company as borrower, (ii) the banks and financial institutions referred to therein as lenders, (iii) Citibank International plc as facility agent and (iv) Citicorp. Trustee Company Limited as security trustee in respect of a loan facility of (originally) $250,000,000 (of which an amount of $90,000,000 is outstanding by way of principal on the date of this Agreement);
“Existing Ships” means, together, the Ships referred to in Schedule 3, Part A and in the singular means any of them, and when referred to by name means that Ship;
“Existing Ships Advance” means an amount of up to $90,000,000 which is to be used in refinancing the Existing Indebtedness secured against the Existing Ships and thereafter in financing part of the Acquisition Cost of the Additional Ships, and which is to be made available in accordance with and pursuant to Clauses 2.3 and 4.2;
“Existing Ships Earnings Accounts Pledge” means a pledge agreement creating security in favour of the Lenders in respect of the Earnings Accounts of all the Existing Ships, in substantially the form set out in Schedule 11;
“Existing Ship Owner” means, in relation to each Existing Ship, the company which is specified in Schedule 3, Part A as the owner of that Existing Ship, being a limited liability company formed and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960;
“Fair Market Value” means, in relation to each Ship and each Fleet Vessel (as the case may be), the market value thereof calculated in accordance with Clause 15.4;
“Final Maturity Date” means the earlier of (a) the date falling eight years and three months from the date of signing of this Agreement and (b) 30 September 2014;
“Finance Documents” means:
(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	each Master Agreement (where entered into by the Borrowers with a Swap Bank);

(d)	each Master Agreement Assignment (but only where the Borrowers have entered into a Master Agreement with a Swap Bank);

(e)	the Mortgages;

(f)	the General Assignments;

(g)	the Accounts Pledges;

(h)	the Charterparty Assignments;

(i)	the Manager’s Undertakings; and

(j)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the documents referred to in this definition;
“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor (including, without limitation, any trade debt);

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
“Financial Year” means, in relation to the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;
“Fleet Vessels” means together all of the vessels (including, but not limited to, the Ships) from time to time owned by members of the Group;
“GAAP” means generally accepted accounting principles as from time to time in effect in the United States of America;

“General Assignment” means, in relation to each Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship, substantially in the form of Schedule 14, and in the plural means all of them;
“Group” means the Holding Company and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and “member of the Group” shall be construed accordingly;
“Holding Company” means Quintana Maritime Limited, a corporation incorporated and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, in its capacity as ultimate beneficial owner of 100% of the limited liability company interests in each of the other Borrowers;
“IACS” means the International Association of Classification Societies;
“Insurances” means, in relation to each Ship:
(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;
“Interest Coverage Ratio” means, in relation to a Compliance Date, the ratio of (a) EBITDA for the most recent 12 month period of the Group ending on the Compliance Date (calculated on a trailing 12 months basis) to (b) the Interest Expenses for that 12 month period (calculated on a trailing 12-months basis);
“Interest Expenses” means, as of any Compliance Date, the aggregate of all interest (including, for the avoidance of doubt, interest payable under any Master Agreement with respect to an interest rate hedge) and commitment and similar fees relating to Financial Indebtedness due from all the members the Group during that accounting period, determined on a consolidated basis in accordance with GAAP and as shown in the consolidated statements of income for the Group in the Applicable Accounts;
“Interest Period” means a period determined in accordance with Clause 6;
“ISM Code” means:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;
“ISM Code Documentation” includes, in relation to each Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may reasonably require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s or the compliance of its Owner with the ISM Code which the Agent may reasonably require;
“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained under the ISM Code;
“ISPS Code” means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship’s flag state and any jurisdiction on which such Ship is operated;
“ISPS Code Documentation” includes:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may reasonably require;
“Joint Lead Arrangers” means:
(a)	The Governor and Company of the Bank of Scotland, acting through its office at 2nd Floor, 11 Earl Grey Street, Edinburgh, EH3 9BN, Scotland;

(b)	Bayerische Hypo-Und Vereinsbank AG, acting through its office at 7 Heraklitou Street, GR 106-73, Athens, Greece; and

(c)	HSH Nordbank AG, acting through its office at Gerhart-Hauptmann -Platz 50, D-20095, Hamburg, Germany;
“Lender” means, subject to Clause 26.6, each person that is either:

(a)	a bank or financial institution listed in Part A of Schedule 2 and acting through its branch indicated in Part A of Schedule 2 (or through another branch notified to the Borrowers under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; or

(b)	the holder for the time being of a Transfer Certificate;
“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “REUTERS BBA Page LIBOR 01” means the display designated as “REUTERS BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum determined by the Agent as the rate per annum at which deposits in Dollars are offered to the Agent by leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;
“Loan” means the principal amount for the time being outstanding under this Agreement;
“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;
“Majority Lenders” means:
(a)	before an Advance has been made, Lenders whose Commitments total at least fifty one per cent. (51%) of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total at least fifty one per cent. (51%) of the Total Contributions;
“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee substantially in the form of Schedule 15, agreeing (inter alia) certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the Owner thereof to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;

“Mandated Lead Arranger” means Fortis Bank N.V./S.A., acting through its office at 166 Syngrou Avenue, 176 71, Athens, Greece;
“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 9;
“Margin” means:
(a)	from the date of signing of this Agreement until 31 December 2010, zero point eight five per cent. (0.85%) per annum; and

(b)	thereafter, one point one per cent. (1.10%) per annum;
“Market Value Adjusted Net Worth” means Paid-In Capital plus Preferred Stock plus General Reserves plus Retained Earnings adjusted to reflect the difference between the book values of the Fleet Vessels and the Fair Market Values of all Fleet Vessels at any relevant time;
“Market Value Adjusted Total Assets” means, at any time, Total Assets adjusted to reflect the Fair Market Value of all Fleet Vessels;
“Master Agreement” means each master agreement (on the 1992 or, as the case may be, 2002 ISDA (Multicurrency — Crossborder) form) made between the Borrowers and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement and, in the plural, means both of them;
“Master Agreement Assignment” means, in relation to each Master Agreement, the assignment of that Master Agreement substantially in the form of Schedule 16 and, in the plural, means all of them;
“Master Charter” means, in relation to each of the New Ships (including “BULK FOUR” after redelivery under its current time charterparty, but excluding “BULK THREE”), the master time charterparty dated 21 November 2005 and made between Metrostar as managing owner and the Charterer as time charterer, as novated in favour of the New Ship Owners pursuant to the Charter Novation Agreement;
“Maximum Available Amount” means the amount of $735,000,000 (a) as the same shall be reduced by the Permanent Commitment Reductions set out in Clause 8.1 and/or made pursuant to Clause 8.8(i) and (b) as the same may be reduced by any voluntary cancellations pursuant to Clause 8.12;
“Metrostar” means Metrostar Management Corp., a corporation incorporated and existing under the laws of Liberia and having its registered office at 80 Broad Street, Monrovia, Liberia;
“Minimum Liquidity Account” means an account in the name of the Holding Company with the Account Bank in Athens designated “Quintana Maritime Limited — Minimum Liquidity Account” or any other account (with that or another office of the Account Bank) which is designated by the Agent as the Minimum Liquidity Account for the purposes of this Agreement;

“Minimum Liquidity Account Pledge” means a pledge agreement creating security in favour of the Lenders in respect of the Minimum Liquidity Account, substantially in the form of Schedule 12;
“MOA” means a New Ship MOA or an Additional Ship MOA, and in the plural means all of them;
“Mortgage” means, in relation to each Ship, a first preferred Marshall Islands ship mortgage on such Ship, substantially in the form of Schedule 17 or such other first priority or first preferred mortgage on such Ship under the relevant Approved Flag, in such form as the Lenders may approve or require and, in the plural, means all of them;
“Negotiation Period” has the meaning given in Clause 5.7;
“New Ship Advance” means each Advance which is to be used in financing on delivery part of the Acquisition Cost of a New Ship and which is to be made available in accordance with and pursuant to Clauses 2.3 and 4.2;
“New Ships” means, together, the Ships referred to in Schedule 3, Part B and in the singular means any of them, and when referred to by name means that Ship;
“New Ship Earnings Accounts Pledge” means, in relation to each Earnings Account of a New Ship, a pledge agreement creating security in favour of the Lenders in respect of that Earnings Account, substantially in the form of Schedule 11;
“New Ship MOA” means, in relation to a New Ship, the memorandum of agreement (together with any and all addenda thereto) made between the New Ship Seller of that New Ship and the Holding Company (on behalf of the relevant New Ship Owner nominated or to be nominated as the buyer thereof by the Holding Company pursuant to the relevant nomination letter for that New Ship), provided to the Agent on or before the date of signing of this Agreement, in the plural, means all of them;
“New Ship Owner” means, in relation to each New Ship, the company which is specified in Schedule 3, Part B as the company that is or will be the owner of that New Ship, being a limited liability company formed and existing under the laws of the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960;
“New Ship Seller” means, in relation to a New Ship, the seller of such New Ship set out in Schedule 3, Part B and, in the plural, means all of them;
“Notifying Lender” has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;
“Owner” means in relation to:
(a)	each Existing Ship, the Existing Owner of that Ship;

(b)	each New Ship, the New Ship Owner of that Ship; and

(c)	each Additional Ship, the Additional Ship Owner of that Ship,

each being a company which is a direct or indirect wholly-owned subsidiary of the Holding Company, and in the plural means all of them;
“Paid-In Capital”, “Preferred Stock”, “General Reserves”, “Retained Earnings”, “Total Current Assets”, “Total Liabilities” and “Total Current Liabilities” have the meanings ascribed to them in the Applicable Accounts;
“Payment Currency” has the meaning given in Clause 21.4;
“Permanent Commitment Reduction” means each of the permanent reduction amounts set out in Clause 8.1;
“Permanent Commitment Reduction Date” means a date on which a permanent reduction is required to be made under Clause 8;
“Permitted Security Interests” means:
(a)	Security Interests created by the Finance Documents;

(b)	Security Interests created pursuant to, or in connection with, the Existing Loan Agreement;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)	liens for salvage or collision;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.12(h);

(g)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such action in good faith by appropriate steps; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;
“Relevant Person” has the meaning given in Clause 19.9;
“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;
“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;
“Security Interest” means:
(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;
“Security Party” means the Approved Manager and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of “Finance Documents”;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that (which notice the Agent shall deliver upon the request of the Borrowers provided the following is true):
(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	none of the Borrowers nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)	the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of any of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;
“Security Trustee” means Fortis Bank (Nederland) N.V. acting through its office at Coolsingel 93, 3012 AE, Rotterdam, The Netherlands and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;
“Seller” means, in relation to a New Ship or an Additional Ship, a New Ship Seller or an Additional Ship Seller (as the case may be), and in the plural means all of them;
“Ships” means, together, the Existing Ships, the New Ships and the Additional Ships and, in the singular, means any of them;
“Sole Bookrunner” means Fortis Bank (Nederland) N.V., acting through its office at Coolsingel 93, 3012 AE, Rotterdam, The Netherlands;
“Swap Bank” means each of the banks listed in Part B of Schedule 2 acting through its branch or office indicated in Part B of Schedule 2 and any other Lender which enters into a Master Agreement with the Borrowers for the purpose of entering into a Designated Transaction and, in the plural, means all of them;
“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Banks to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Banks under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of each Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Swap Banks;
“Total Assets” means the consolidated total assets of the Group (excluding any swap benefits under any interest or currency swap or any other kind of derivative transaction), as well as any other amount included in the consolidated statements of the Group as Total Assets for the Group in the Applicable Accounts;
“Total Debt” means, in relation to a person or the Group (as the case may be) (the “debtor”), the consolidated total amount of debt of the Group, as well as any other amount included in the consolidated statements of the Group as Total Liabilities for the Group in the Applicable Accounts, including but not limited to, a liability of the debtor:
(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor (including, without limitation, any trade debt);

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor; or

(e)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;
“Total Loss” means in relation to each Ship:
(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 45 days redelivered to the full control the relevant Owner;
“Total Loss Date” means:
(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:
(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner, with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and
(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;
“Transaction” has the meaning given in each Master Agreement;

“Transfer Certificate” has the meaning given in Clause 26.2;

“Transferee Lender” has the meaning given in Clause 26.2;

“Transferor Lender” has the meaning given in Clause 26.2;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Deed;

“Underlying Documents” means the MOA’s, the Charters and the Charter Novation Agreement, and in the singular means any of them;

“Working Capital Advance” means an amount of up to $20,000,000 which is to be used for the general corporate purposes of the Borrowers and which is to be made available in accordance with and pursuant to Clauses 2.3 and 4.2.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Agent;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any corporation, partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter, fax or telex;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of any Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
“months” shall be construed in accordance with Clause 1.3;
“obligatory insurances” means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;
“parent company” has the meaning given in Clause 1.4;
“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;
“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;
“regulation” includes any regulation, rule, official directive, request or guideline (having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;
“subsidiary” has the meaning given in Clause 1.4;
“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine, but excluding tax on the overall net income of any Creditor Party; and

“war risks” means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, vandalism, sabotage and malicious mischief and all risks excluded from the standard form of English or other marine policy.

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:
(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.
(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)	References in Clause 1.1 to a document being in the form of a particular Appendix include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers a revolving credit facility not exceeding the Maximum Available Amount in aggregate outstanding at any time.

2.2	Lenders’ participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrowers undertake with each Creditor Party to use each Advance only for the relevant purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANKS AND THE MAJORITY LENDERS

3.1	Interests of Lenders and Swap Banks several. The rights of the Lenders and the Swap Banks under this Agreement and each Master Agreement are several; accordingly:

(a)	each Lender shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under the Master Agreement to which that Swap Bank is a party,

without joining the Agent, the Security Trustee, any other Lender or any Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. Notwithstanding the provisions of Clause 3.1, without the prior consent of the Majority Lenders, no Lender and no Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of any of the Borrowers or a Security Party under or connected with a Finance Document or a Master Agreement; or

(b)	any misrepresentation or breach of warranty by any of the Borrowers or a Security Party in or connected with a Finance Document or a Master Agreement.

3.3	Obligations several. The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreements are several; and a failure of a Lender to perform its obligations under this Agreement or of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	any of the Borrowers, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or Swap Bank to perform its obligations under this Agreement or any Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, each Swap Bank, each of the Borrowers and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders, the Lenders or the Agent (as the case may be) under and in accordance with any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders or the Lenders (as the case may be) to the Agent or the Security Trustee under or in connection with any Finance Document;

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, each Borrower and each Security Party:

(a)	shall be entitled to assume that the Majority Lenders or the Lenders (as the case may be) have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been duly given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	each Advance shall be made available in a single amount (other than the Working Capital Advance) and shall not exceed the Total Available Commitments at the time such Advance is made;

(c)	the Existing Ships Advance shall not exceed $90,000,000 (plus accrued interest and fees related thereto) and shall be applied in refinancing the Existing Indebtedness secured against the Existing Ships and thereafter in financing part of the Acquisition Cost of the Additional Ships;

(d)	each New Ship Advance shall be applied in financing part of the Acquisition Cost of the relevant New Ship, and shall not exceed 90% of the Fair Market Value of the New Ship whose purchase price is to be part-financed by that New Ship Advance (as determined in accordance with the valuations referred to in paragraph 11 of Schedule 5, Part B);

(e)	the aggregate of the New Ship Advances shall not exceed 87.2% of the Acquisition Cost of the New Ships (plus any relevant fees and expenses incurred by the Borrowers in connection with this Agreement);

(f)	the Working Capital Advance outstanding at any time shall not exceed $20,000,000 and may be drawn from time to time (following drawdown of the Existing Ships Advance) for general corporate and limited liability company purposes of the Borrowers;

(g)	an Additional Ship Advance may only be drawn following re-financing of the Existing Indebtedness and delivery to the relevant New Ship Owner of each of the New Ships (provided that the same are delivered to each such New Ship Owner);

(h)	subject always to the provisions of Clause 4.2(g), each Additional Ship Advance shall not exceed 75% of the Fair Market Value of the Additional Ship whose purchase price is to be part-financed by that Additional Ship Advance (as determined in accordance with the valuations referred to in paragraph 10 of Schedule 5, Part C);

(i)	any amount undrawn in respect of the Working Capital Advance may be borrowed at a later date subject to the satisfaction of the other conditions of this Clause 4.2 and Clause 8.10; and

(j)	the aggregate of the Advances outstanding at any time shall not exceed the Total Commitments as at such time.

4.3	Notification to Lenders of receipt of a Drawdown Notice. The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender’s participation in the Advance; and

(c)	the duration of the first Interest Period applicable to that Advance.

4.4	Drawdown Notice irrevocable. A Drawdown Notice must be signed by an officer or a duly authorised signatory on behalf of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advance. Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party. The payment by the Agent under Clause 4.6 to a third party specified in the relevant Drawdown Notice shall constitute the making of the Advance and the Borrowers shall thereupon become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender’s Contribution.

5	INTEREST

5.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance and the Loan and each part thereof in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance and the Loan and each part thereof in respect of an Interest Period shall be the aggregate of (i) the applicable Margin, (ii) the Mandatory Cost (if any) for the applicable Lender and (iii) LIBOR.

5.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

as soon as reasonably practicable after each is determined.

5.5	Market disruption. The following provisions of this Clause 5 apply if:

(a)	at least one Business Day before the start of an Interest Period, Lenders having Contributions together amounting to more than 30 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 30 per cent. of the Total Commitments) notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Dollar Market at or about 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period; or

(b)	at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrowers and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7	Negotiation of alternative rate of interest. The Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within 30 days after the date on which the Agent serves its notice under Clause 5.6 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to the relevant Advance or Advances during the Interest Period concerned.

5.8	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.9	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution to the relevant Advance or Advances plus the Mandatory Cost (if any) and the applicable Margin; and the procedure provided for by this Clause 5.9 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.10	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.9, the Borrowers may give the Agent not less than 5 Business Days’ notice of their intention to prepay the relevant Advance or Advances at the end of the interest period set by the Agent.

5.11	Prepayment; termination of Commitments. A notice under Clause 5.10 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)	on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

5.12	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period applicable to an Advance shall commence on the Drawdown Date relative to that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clause 6.3, each Interest Period in respect of each Advance shall be:

(a)	1, 3, 6, 9 or 12 months as notified by the Borrowers to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the then current Interest Period whereupon all of the Advances shall be consolidated and treated as a single Advance Provided that the Agent, at the request of the Borrowers, shall permit the Borrowers to have more than one Interest Period in effect at any time (with each Interest Period pertaining to a portion of the outstanding Loan in an amount no less than $1,000,000) as long as there are no more than 5 of such separate Interest Periods in effect at any time;

(c)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a) above; or

(d)	such other period as the Agent may, with the Majority Lenders’ authority, agree with the Borrowers.

6.3	Duration of Interest Periods for permanent reductions. In respect of an amount due to be prepaid under Clause 8 on a particular Permanent Commitment Reduction Date, an Interest Period shall end on that Permanent Commitment Reduction Date.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers (or any of them) under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the rates set out at paragraphs (a) or (b) as the case may be, of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 7.2 are:

(a)	for any unexpired part of any then current Interest Period, the rate applicable to the overdue principal amount immediately prior to the relevant date;

(b)	thereafter, the aggregate of the Mandatory Cost (if any) and the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:
(i)	LIBOR; or

(ii)	if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.
7.4	Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent’s notification.

7.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7	Application to Master Agreements. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	PERMANENT COMMITMENT REDUCTION AND PREPAYMENT

8.1	Amount of Permanent Commitment Reductions. The Total Available Commitments shall be permanently reduced by thirty two (32) consecutive quarterly Permanent Commitment Reductions, the first of which reductions shall be in the amount of $10,000,000, the next four (4) of which reductions shall be in the amount of $11,750,000 each, the next twelve (12) of which reductions shall be in the amount of $13,250,000 each and the final fifteen (15) of which reductions shall be in the amount of $15,000,000 each, together with a balloon reduction (the “Balloon Reduction”) equal to the lesser of (i) $294,000,000 and (ii) the Commitments remaining following the occurrence of the thirty second (32nd) and final such reduction. All Permanent Commitment Reductions shall be applied against the Commitments of each Lender pro rata.

8.2	Permanent Commitment Reduction Dates. The first Permanent Commitment Reduction shall occur on the earlier of (a) the last day of the financial quarter ending after the date falling four (4) months after the date of delivery of Hull No. 1375 (tbr “IRON ANNE”) and (b) 31 December 2006 and the last Permanent Commitment Reduction, together with the Balloon Reduction, shall occur on the Final Maturity Date.

8.3	Final Maturity Date. On the Final Maturity Date, the Borrowers shall pay to the Agent for the account of the Creditor Parties all sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the conditions specified in Clause 8.5 below, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof, provided always that if the Borrowers prepay any amount on a date other than the last day of an Interest Period, then they shall pay all breakage costs associated with such prepayment on such date, together with the relevant prepayment amount.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	any partial prepayment shall be $1,000,000 in aggregate or a higher multiple thereof; and

(b)	the Agent has received from the Borrowers at least 3 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made.

8.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.7	Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice.

8.8	Mandatory prepayment. The Borrowers shall be obliged to prepay the Relevant Amount of the Loan:
(i)	on a Permanent Commitment Reduction Date where, following the occurrence of a Permanent Commitment Reduction, the outstanding amount of the Loan exceeds the Maximum Available Amount; or

(ii)	if a Ship is sold, on or before the date on which the sale is completed by delivery of the Ship to the buyer; or

(iii)	if a Ship becomes a Total Loss, on the earlier of the date falling 90 days after the relevant Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.
In this Clause 8.8, “Relevant Amount” means:

(a)	in the case of a prepayment falling under (i) above, the amount by which the outstanding amount of the Loan exceeds the Maximum Available Amount;

(b)	in the case of a prepayment falling under (ii) or (iii) above, the amount which results from multiplying (A) the then Maximum Available Amount by (B) the result obtained by dividing the Fair Market Value of the relevant Ship immediately prior to its sale or Total Loss by the aggregate Fair Market Values immediately prior to such sale or Total Loss of all of the Ships as are then subject to a Mortgage.

8.9	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest

Period, together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10	Reborrowing. Subject to the terms of this Agreement, the Borrowers may reborrow an amount of the Loan which has been prepaid in the following circumstances:

(a)	voluntary prepayments made pursuant to the provisions of Clause 8.4;

(b)	amounts drawndown and comprising the Working Capital Advance, provided that the aggregate principal amount of the Working Capital Advance may never exceed $20,000,000 at any time outstanding;

(c)	any amounts prepaid pursuant to the provisions of Clause 8.8(ii) or 8.8(iii) (but not Clause 8.8(i)), provided that the proceeds of such reborrowing are used (to the satisfaction of the Majority Lenders) for the purchase of an Additional Ship meeting the Additional Ship Requirements (in conjunction with or apart from the relevant Additional Ship Advance); and

(d)	any amounts prepaid pursuant to the provisions of Clause 15.1, provided that the Borrowers are in compliance with the provisions of Clause 15.1 and any such reborrowing would not trigger a breach of the provisions of Clause 15.1.

Provided always that the amount of the Loan outstanding at any time shall never exceed the Maximum Available Amount.

8.11	Unwinding of Designated Transactions. On or prior to (i) any Permanent Commitment Reduction or (ii) prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled Permanent Commitment Reductions) exceed the Maximum Available Amount as reducing from time to time thereafter pursuant to Clause 8.1.

8.12	Voluntary Cancellation of Commitments. Subject to the conditions listed in Clause 8.14 below, the Borrowers may cancel the whole or any part of the Total Commitments.

8.13	Conditions for cancellation of Commitments. Those conditions are:

(a)	that a partial cancellation shall be $1,000,000 or a multiple of $1,000,000; and

(b)	that the Agent has received from the Borrowers at least 3 days prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.14	Effect of notice of cancellation. The service of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled on the date specified therein, and any partial cancellation shall be applied pro rata against (a) the Permanent Commitment Reductions specified in Clause 8.1 and (b) the Commitments of each Lender.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender’s obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the Drawdown Date relative to the Existing Ships Advance, the Agent receives the documents described in Part A of Schedule 5 in form and substance satisfactory to the Agent;

(b)	that, on or before the Drawdown Date relative to each New Ship Advance, the Agent receives the documents described in Part B of Schedule 5 in form and substance satisfactory to the Agent;

(c)	that, on or before the Drawdown Date relative to each Additional Ship Advance, the Agent receives the documents described in Part C of Schedule 5 in form and substance satisfactory to the Agent;

(d)	that, on or before the first Drawdown Date, the Agent receives all accrued commitment fee and all other fees referred to in Clause 20.1 which are payable at that time and has received payment of the expenses referred to in Clause 20.2;

(e)	that both at the date of each Drawdown Notice and at each Drawdown Date:
(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)	the representations and warranties in Clause 10 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing; and

(iv)	there has been no material adverse change in the business, condition (financial or otherwise) or operations of the Group, taken as a whole, since the date of this Agreement;
(f)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(g)	that, at each Drawdown Date, the Agent has received and found to be acceptable to it any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request by notice to the Borrowers prior to the relevant Drawdown Date.

9.2	Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date relative to that Advance (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each of the Borrowers represents and warrants to each Creditor Party as follows.

10.2	Status. Each Borrower is duly formed (in the case of each Owner) or duly incorporated (in the case of the Holding Company) and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Limited liability company interests. Each Owner has authorised and issued limited liability company interests as set out in Schedule 1 and the legal title and beneficial ownership of all of those limited liability company interests is held, free of any Security Interest or other claim (other than Permitted Security Interests), by the Holding Company.

10.4	Corporate power. Each Borrower has the corporate or (as the case may be) limited liability company capacity, and has taken all corporate or (as the case may be) limited liability company action and obtained all consents necessary for it:

(a)	to execute the relevant Underlying Documents to which it is a party, to purchase and pay for the relevant New Ship or Additional Ship (as the case may be) under the relevant New Ship MOA or Additional Ship MOA (as the case may be) and to register that Ship in its name under an Approved Flag;

(b)	to execute the Finance Documents to which that Borrower is a party; and

(c)	to borrow under this Agreement, to enter into Designated Transactions under each Master Agreement (which has been entered into on the date this representation is made or deemed made) and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	to the extent they purport to create Security Interests, create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create (subject only to Permitted Security Interests); and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by each of the Borrowers of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual obligation which is binding on that Borrower or any of its assets.

10.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents (other than any Master Agreement) may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction (other than sub clause (f) in the definition thereof).

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information. All information which has been provided in writing by or on behalf of each of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.4 at the time it was so provided; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6 at the time they were so provided; and there has been no material adverse change in the financial position or state of affairs of the Group (taken as a whole) from that disclosed in the latest of those accounts.

10.12	No litigation. No legal or administrative action involving any Borrower (including, in the case of each Owner, action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to any Borrower’s knowledge, is likely to be commenced or taken which could reasonably be expected to have a material adverse effect on the financial position or state of affairs of the Group (taken as a whole).

10.13	Validity and completeness of Underlying Documents. Each Underlying Document constitutes valid, binding and enforceable obligations of the Borrowers as are parties thereto and, to the best of the Borrowers’ knowledge and belief, the other parties thereto, respectively in accordance with its terms; and:

(a)	each copy of an Underlying Document delivered to the Agent before the date of this Agreement is a true and complete copy of such Underlying Document (including, without limitation, any addenda thereto); and

(b)	except as disclosed to the Agent prior to the date this representation is made or deemed made, no amendments or additions to any Underlying Document have been agreed nor has any Owner or the Holding Company or (to the best of the Borrowers’ knowledge and belief) any Seller or the Charterer waived any of their respective rights under any Underlying Document (as the case may be).

10.14	No rebates etc. There is no agreement or understanding (to which an Owner or the Holding Company is a party) to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Owner, the Holding Company, any Seller or any third party in connection with the purchase of any Additional Ship or any New Ship by any Additional Ship Owner or by any New Ship Owner (as the case may be) or in connection with the chartering of any Ship under any Charter, other than arm’s length broker commissions paid in the normal course of business and other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, each of the Borrowers is in compliance with Clauses 11.2, 11.8 and 11.13.

10.16	Taxes paid. Each Borrower has paid all taxes due and applicable to, or imposed on or in relation to that Borrower, its business and (in the case of each Borrower which is an Owner) the Ship owned by it, other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made and where the failure to pay the same would not (in the opinion of the Majority Lenders) give rise to a significant risk that the Borrowers or any Security Party would become unable to discharge its liabilities under the Finance Documents as they fall due.

10.17	ISM Code and ISPS Code compliance. The Borrowers will procure that the Owners and the Approved Manager obtain all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ships and comply in all material respects with the ISM Code and the ISPS Code.

10.18	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their respective obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which each of the Borrowers is a party, each of the Borrowers confirms that (i) it is acting for its own account, (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the relevant purposes specified in this Agreement and (iii) that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

11	GENERAL UNDERTAKINGS

11.1	General. Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passu ranking. Each Borrower will:

(a)	in the case of the Holding Company, own (directly or indirectly) the entire beneficial interest in each Owner free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents (and except for Permitted Security Interests);

(b)	in the case of the Owner, hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests, and shall not create or permit to arise any Security Interest (other than Permitted Security Interests) over the Ship owned by it;

(c)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any of its other assets, present or future including, but not limited to, the Borrowers’

rights against the Swap Banks under the Master Agreements or all or any part of the Borrowers’ interest in any amount payable to the Borrowers by the Swap Banks under the Master Agreements; and

(d)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrowers will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of the assets of the Group, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to any of them or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation (in each case where such amount is equal to or exceeds $500,000).

11.4	Information provided to be accurate. All financial and other information (other than financial projections) which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document (taken as a whole at the time delivered) is in all material respects true and not misleading and does not omit any material fact or consideration required to make such information not misleading. Any financial projections so provided have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

11.5	Provision of financial statements. The Borrowers will send, or procure there are sent, to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Holding Company, the audited consolidated accounts of the Group; and

(b)	as soon as possible, but in no event later than 90 days after the end of each quarter in each Financial Year of the Holding Company, the unaudited consolidated management accounts of the Group, in a format approved by the Agent and which are certified as to their meeting the requirements of Clause 11.6 below (subject to year end audit adjustments) by the chief financial officer of the Holding Company.

11.6	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11.5 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	fairly present the financial condition of the Group as at the date of which the accounts are stated to apply; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.7	Shareholder notices. The Holding Company will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to its shareholders or any class of them.

11.8	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for such Borrower to perform its obligations under any Finance Document and any Underlying Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

(c)	if that Borrower is an Owner, for it to continue to own and operate the Ship owned by it,

and the Borrowers will comply (or procure compliance) with the terms of all such consents, except where failure to so comply could not reasonably be expected to have a material adverse effect on the financial position or state of affairs of the Group (taken as a whole).

11.9	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.10	Notification of litigation. Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager, the Ship owned by it or the Earnings or the Insurances of the Ship owned by it as soon as that Borrower becomes aware that such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless the legal or administrative action could not reasonably be expected to have a material adverse effect on the financial position or state of affairs of the Group (taken as a whole).

11.11	No amendment to Underlying Documents. The Borrowers shall not agree to any amendment or supplement to, or waive or fail to enforce, any Underlying Document to which any Borrower is a party or any of its respective provisions, except for any amendments, waiver or supplement that does not materially and adversely affect the rights of the Creditor Parties thereunder.

11.12	No amendment to Master Agreements; Transactions. No Borrower will:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement (once executed by the Borrowers) or any of its provisions; or

(b)	enter into any Transaction pursuant to any Master Agreement (once executed by the Borrowers) except Designated Transactions.

11.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2(a); and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Marshall Islands or Greece. Notwithstanding the foregoing, the Borrowers may, upon 20 days prior notice to the Agent specifying a new or additional location which is acceptable to the Agent (acting upon the instructions of the Majority Lenders), move its existing place of business to such new location or maintain a place of business in such additional location, provided that the Borrowers shall be responsible for the costs of registration of any charges or incidental expenses incurred by the Agent or the Lenders in connection therewith.

11.14	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.15 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if no Advance has been made) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.15 does not affect the Borrowers’ obligations under Clause 11.16.

11.15	Notification of default. Each Borrower will notify the Agent as soon as the Borrower becomes aware of the occurrence of an Event of Default or a Potential Event of Default and will thereafter keep the Agent fully up-to-date with all developments.

11.16	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating to:

(a)	any Borrower, any Ship, the Approved Manager, any Insurances or any Earnings; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document which may be reasonably requested by the Agent and which that Borrower, subject to confidentiality and other restrictions, may lawfully provide at such time.

11.17	Provision of copies and translation of documents. The Borrowers will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Agent.

11.18	Ownership. Each of the Borrowers shall ensure that there is no change in the legal or beneficial ownership of the limited liability company interests in any Owner throughout the Security Period, or any change in the control of any of the Borrowers, provided that with respect to the Holding Company, “change in control” shall mean a simultaneous disposition of all shareholdings of all sponsors (as disclosed to the Lenders prior to the date of this Agreement).

11.19	Minimum Liquidity. The Holding Company shall ensure that throughout the Security Period the aggregate of (i) cash and cash on time deposits held by the Group with the Agent and (ii) available undrawn credit lines (including amounts available to be drawn under this Agreement) are not less than the Minimum Liquidity Amount. The Minimum Liquidity Amount is:

(a)	from the date of this Agreement until 31 March 2009, the sum of $550,000 per Ship subject to the Mortgage (the “Initial Liquidity Amount”); and

(b)	from 1 April 2009, the Initial Liquidity Amount shall increase by eight (8) equal quarterly increases of $23,875 until it reaches $741,000 which amount shall be maintained until the end of the Security Period.

Provided always that compliance with this Clause 11.19 shall only be evidenced to the Lenders quarterly in accordance with the provisions of Clause 12.5.

11.20	Know your customer. The Borrowers will provide to (or procure that there is sent to) the Agent such documents and evidence as any Creditor Party may request that is required in relation to each of the Borrowers or any Security Party, based on applicable laws and regulations and each Creditor Party’s own internal guidelines relating to the verification of the identity and knowledge of its customers.

11.21	Share issues. The Borrowers shall ensure that:

(a)	any balance of the proceeds raised through the issuance of new shares in the holding Company referred to in paragraph 19 of Part A, Schedule 5 after applying such proceeds against the Existing Indebtedness, shall be used solely for the acquisition of New Ships; and

(b)	the proceeds raised through the issuance of new shares in the Holding Company referred to in paragraph 14 of Part B, Schedule 5 and which comprise the Borrowers’ equity contribution for the purchase of New Ships, shall be used solely for the acquisition of such New Ships.

11.22	Master Charter. During each of the years 2006, 2007, 2008 and 2009 the Owners shall enter into negotiations with the Charterer for the purpose of negotiating and agreeing with the Charterer by 5 November of each such calendar year (the “Rate Determination Date”) charter rates for each of the New Ships subject to the Master Charter (the “Master Charter Ships”) that will be applicable to each such Master Charter Ship during the calendar year commencing on 1 January immediately following such Rate Determination Date (the “Relevant Charter Year”). In the course of such negotiations, the Owners undertake to use all reasonable efforts to negotiate and agree with the Charterer charter rates for each Master Charter Ship for the Relevant Charter Year that fall at or between the lower floor rate and upper ceiling rate established for each such Master Charter Ship for the Relevant Charter Year in the block agreement entered into in connection with the Master Charter. At request of the Agent from time to time, the Owners will provide a report to the Agent regarding the status of such negotiations between the Owners and the Charterer. Should the Owners fail to reach agreement with the Charterer with regard to charter rates for more than five (5) Master Charter Ships for the Relevant Charter Year, then they shall not terminate or agree to terminate the Master Charter or agree to the release of such Master Charter Ships from the Master Charter without in each case having first obtained the prior written consent of the Majority Lenders.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Borrower also undertakes with each Creditor Party to comply with or, in the case of Clause 12.4, to procure the compliance by the Holding Company with, the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. Each Borrower will maintain its existence as a limited liability company (in the case of each Owner) or its separate corporate existence (in the case of the

Holding Company) and will, in each case, remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than (in the case of an Owner), the ownership, chartering and operation of the Ship owned by it, the incurrence of obligations under the Finance Documents and the Underlying Documents to which it is a party and activities incidental to the foregoing and (in the case of the Holding Company) the ownership of the other Borrowers, Quintana Logistics LLC and the Approved Manager (provided the same is Quintana Management LLC), investing in and managing companies which own or are to acquire bulk carriers, the incurrence of Financial Indebtedness and other obligations and activities incidental to the foregoing which are permitted hererunder; or

(b)	make any form of distribution (other than payment of a dividend) or effect any form of redemption, purchase or return of share capital Provided that payment of dividends by the Borrowers shall not be permitted where an Event of Default has occurred and is continuing or where such payment would result in an Event of Default; or

(c)	provide any form of credit or financial assistance to:
(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected, or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict (i) the Holding Company from on-lending the proceeds of the Loan or any part thereof to the Owners, granting credit or financing assistance to its wholly-owned direct or indirect subsidiaries or entering into any transaction with or involving any member of the Group or (ii) any Borrower from granting credit or financing assistance to any other Borrower or entering into any transaction with or involving any member of the Group, and provided always that the same is in the ordinary course of business and fully subordinated to the interests of the Creditor Parties under the Finance Documents;

(d)	open or maintain any account with any bank or financial institution except (i) accounts with the Account Bank for the purposes of the Finance Documents, (ii) accounts with any other bank or financial institution notified in writing to the Agent in the case of the Holding Company and (iii) accounts maintained pursuant to the Existing Loan Agreement for a period of up to 15 days from the date of this Agreement;

(e)	(in the case of any Owner) issue, allot or grant any person a right to any limited liability company interests in any Owner or repurchase or reduce its limited liability company interests;

(f)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative (other than Designated Transactions);

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation (other than with companies within the Group);

(h)	if it is also an Owner, incur any further Financial Indebtedness, other than pursuant to this Agreement, the Finance Documents and the Underlying Documents to which it is a party and other than in the ordinary course of its business.

12.4	Financial Covenants. The Holding Company shall ensure that, at the times specified in Clause 12.5:

(a)	the ratio of Total Debt to Market Value Adjusted Total Assets shall not exceed 0.75:1;

(b)	the Interest Coverage Ratio shall not be less than 2:1;

(c)	the Market Value Adjusted Net Worth of the Group shall not be less than $200,000,000.

12.5	Compliance Check. Compliance with the undertakings contained in Clause 11.19 and 12.4 shall be determined:

(a)	in each Financial Year, at the time the Agent receives the audited consolidated accounts of the Group and the unaudited consolidated management accounts of the Group for the first three quarterly periods of each Financial Year (pursuant to Clauses 11.5(a) and 11.5(b) respectively), by reference to the unaudited consolidated management accounts in the case of the first three quarterly periods in each Financial Year of the Holding Company and the audited consolidated accounts in the case of each Financial Year of the Holding Company;

(b)	after the occurrence and during the continuance of an Event of Default, at any other time as the Agent may reasonably request by reference to such evidence as the Lenders may require to determine and calculate the financial covenants referred to in Clause 12.4.

At the same time as they deliver the consolidated accounts referred to in this Clause 12.5, the Borrowers shall deliver to the Agent a certificate in the form set out in Schedule 8 demonstrating compliance (or not, as the case may be) by the Holding Company with the provisions of Clause 12.4, signed by the chief financial officer of the Holding Company.

12.6	Change in accounting expressions and policies. If at any time any change in GAAP or other relevant accounting policies would affect the computation of any financial ratio or requirement set forth in any Finance Document, and either the Borrowers or the Agent (acting with the authorisation of the Majority Lenders) shall so request, the Agent and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original interest thereof in the light of such change in GAAP; provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

12.7	Subordination of rights of Holding Company. All rights which the Holding Company at any time has (whether in respect of the Loan or any other transaction) against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Holding Company shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner prove for, any amount payable to the Holding Company by an Owner, whether in respect of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Holding Company to any Owner,

Provided that the restrictions in this Clause 12.7 shall not be applicable to distributions on limited liability company interests of the Owners unless an Event of Default shall have occurred and be continuing.

12.8	Free Syndication market. The Borrowers (in order to ensure an orderly and effective syndication of the Loan) shall not, and shall ensure that no member of the Group shall, until the earlier of (i) finalisation of the syndication of the Loan (as determined by the Agent) and (ii) 15 September 2006:

(a)	syndicate or issue or attempt to syndicate or issue; or

(b)	announce or authorise the announcement of the syndication or issuance of; or

(c)	engage in discussions concerning the syndication or issuance of,

any Financial Indebtedness (other than the Loan and any Swap Exposure) with any banks or financial institutions in the commercial banking market Provided that this shall not restrict the Holding Company from issuing commercial instruments or making any further equity offerings.

13	INSURANCE

13.1	General. The Borrowers also undertake with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. Each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Majority Lenders consider, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Majority Lenders be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the relevant Owner.

13.3	Terms of obligatory insurances. Each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount which, when aggregated with the insured value of the other Ships at the relevant time subject to a Mortgage, is equal to 125 per cent. of the Loan and (ii) the Fair Market Value of the Ship owned by it; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of the Ship owned by it;

(e)	on terms approved by the Agent; and

(f)	through brokers and with insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations, in each case approved by the Agent.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause 13.3, each Owner shall procure that the obligatory insurances shall:

(a)	(except in relation to risks referred to in Clauses 13.2(c) and (d)) name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the insurers shall waive, to the fullest extent permitted by applicable law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph (d) from making personal claims against persons (other than the relevant Owner or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(f)	provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so; and

(g)	provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances. Each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)	notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee’s approval to the matters referred to in paragraph (i) above;
(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Owner shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Agent and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry. Each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Majority Lenders; and

(c)	where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority.

13.8	Deposit of original policies. Each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees. Each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances. No Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or could reasonably be expected to render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances (where such approval is required);

(c)	each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances. No Owner shall either make or agree to any material alteration to the terms of any obligatory insurance or waive any material right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.13	Settlement of claims. No Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security

Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications. If requested by the Security Trustee, each Owner shall provide the Security Trustee, at the time of each such communication, copies of all material written communications between that Owner and:

(a)	the brokers approved by the Agent; and

(b)	the protection and indemnity and/or war risks associations approved by the Agent; and

(c)	the insurance companies and/or underwriters approved by the Agent, which relate directly or indirectly to:
(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.
13.15	Provision of information. In addition, each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 below or dealing with or considering any matters relating to any such insurances and each Owner shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.16	Mortgagee’s interest and additional perils insurances. The Security Trustee shall effect, maintain and renew the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Majority Lenders may from time to time consider appropriate:

(a)	a mortgagee’s interest marine insurance in an amount equal to 120 per cent. of the Loan, providing for the indemnification of the Security Trustee for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:
(i)	any act or omission on the part of any Owner, of any operator, charterer, manager or sub-manager of any Ship or of any officer, employee or agent of any Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)	any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of any Owner, any other person referred to in paragraph (i) above, or of any officer, employee or agent of any Owner or of such a person, including the casting away or damaging of any Ship and/or any Ship being unseaworthy; and/or

(iii)	any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing;
(b)	a mortgagee’s interest additional perils policy in an amount not less than 110 per cent. of the Loan, providing for the indemnification of the Security Trustee against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Ship, the imposition of any Security Interest over any Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy whether or not similar to the foregoing, and each Owner shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements. The Majority Lenders shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.18	Modification of insurance requirements. The Security Trustee shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Majority Lenders consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly.

13.19	Compliance with mortgagee’s instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18.

14	SHIP COVENANTS

14.1	General. The Borrowers also undertake with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authority of the Majority Lenders, may otherwise permit.

14.2	Ship’s name and registration. Each Owner shall keep the Ship owned by it registered in its ownership under an Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of any Ship.

14.3	Repair and classification. Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class at Lloyd’s Register of Ships (or such other first-class classification society which is a member of IACS acceptable to the Agent) free of overdue recommendations and conditions of such classification society; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

14.4	Modification. No Owner shall make any modification or repairs to the Ship owned by it or any modification or repairs to, or replacement of, equipment installed on such Ship which would or could reasonably be expected to materially and adversely alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.5	Removal of parts. No Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, the Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee (other than Permitted Security Interests) and becomes on installation on the Ship the property of the Owner and subject to the security constituted by the Mortgage (and, if applicable, the Deed of Covenant) relative to the Ship Provided that the Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.6	Surveys. Each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which are required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee (at the expense of the Borrowers) with copies of all survey reports.

14.7	Inspection. The Borrowers shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that so long as no Event of Default has occurred and is continuing at the relevant time and a Ship is found to be in a satisfactory condition (in the opinion of the Security Trustee), (i) such inspections may only be carried out after the fifth anniversary of the delivery of any newbuilding Ship and (ii) the Borrowers shall only be obliged to pay the fees and expenses of one inspection of that Ship in any calendar year.

14.8	Prevention of and release from arrest. Each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances (other than liens arising in the ordinary course of operation of any Ship in each case for amounts the payment of which is not yet due or, if due and payable, is being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available));

(b)	when due, all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances except any which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available); and

(c)	when due, all other outgoings whatsoever in respect of the Ship, her Earnings or her Insurances, except any which are being disputed in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided or are, and continue to be, available)

and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall within 10 Business Days procure her release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. Each Owner and each Approved Manager shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Majority Lenders has been given and the Owner has (at its expense) effected any special, additional or modified insurance cover which the Majority Lenders may require.

14.10	Provision of information. Each Owner shall promptly provide the Security Trustee with any information which the Majority Lenders reasonably request and which that Owner, subject to confidentiality and other restrictions, lawfully may provide at such time regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of that Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee’s request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

14.11	Notification of certain events. Each Owner shall notify the Security Trustee by letter of the following immediately after becoming aware of the same:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with in a timely manner;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it for a period of more than twenty (20) days;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident, in each case that could reasonably be expected to have a material adverse effect on the financial position or state of affairs of the Group (taken as a whole); or

(g)	any claim for breach of the ISM Code or the ISPS Code being made against the Owner, the Approved Manager or otherwise in connection with the Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could reasonably be expected to lead to the ISM Code or the ISPS Code not being complied with,

and the Borrowers shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owner’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc. No Owner shall, without the approval of the Agent (acting upon the authority of the Majority Lenders):

(a)	let the Ship owned by it on demise charter for any period;

(b)	with respect to any New Ship owned by it, other than pursuant to a Charter, enter into any time or consecutive voyage charter in respect of the Ship owned by it with any time charterer other than the Charterer, provided that the limitation contained in this sub-clause shall not be applicable after 31 December 2010;

(c)	with respect to any Charter (other than a charter referred to in paragraph (e) of the definition thereof), change the material terms of such Charter or the identity of the person by whom the Ship is employed;

(d)	enter into any charter in relation to the Ship owned by it under which more than 2 months’ hire (or the equivalent) is payable in advance;

(e)	charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(f)	appoint a manager of the Ship owned by it other than the Approved Manager or agree to any material alteration to the terms of the Approved Manager’s appointment;

(g)	de-activate or lay up the Ship owned by it; or

(h)	put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms reasonably satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings for the cost of such work or otherwise.

14.13	Notice of Mortgage. Each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by the Owner thereof to the Security Trustee.

14.14	Sharing of Earnings. No Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.15	Time Charter Assignment. If any Owner enters into any time charter (other than a Charter) in respect of its Ship which is of 12 months or more in duration (or is capable of exceeding 12 months in duration) that Owner shall, at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment in respect of that time charter, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 5, Part A as the Agent may require.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. Each of the Borrowers undertakes with each Creditor Party that if the Agent notifies the Borrowers that:

(a)	the aggregate Fair Market Values of the Ships subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15;

is below 115 per cent. of the Loan (during the period from the date of this Agreement until 31 December 2010) or 125 per cent. of the Loan (during the period from 1 January 2011 until the end of the Security Period), the Borrowers will, within 14 days after the date on which the Agent’s notice is served, either:
(i)	provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)	prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.
15.2	Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets (including, without limitation a vessel (other than a Ship)) (whether securing the Borrowers’ liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit, cash deposit or other security in respect of the Borrowers’ liabilities under the Finance Documents.

15.3	Requirement for additional documents. The Borrowers shall not be deemed to have complied with Clause 15.1(b)(i) above until the Agent has received, in connection with the additional security, certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 5, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship. The market value of a Ship at any date is that shown by taking the arithmetic mean of two valuations each prepared:

(a)	as at a date not more than 30 days previously;

(b)	by an Approved Broker, one selected by and acceptable to the Agent and one selected by and acceptable to the Borrowers, but such valuations being addressed to the Agent;

(c)	with or without physical inspection of the relevant Ship (as the Agent may require); and

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment,

Provided that if such two valuations differ by more than 15 per cent. then the Agent will obtain a third valuation from an Approved Broker selected by the Agent and the Borrowers and to be prepared in accordance with paragraphs (a) to (e) of this Clause 15.4, and the Fair Market Value of that Ship will be the arithmetic mean of such 3 valuations.

15.5	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6	Valuations binding. Any valuation under Clause 15.1(b)(i), 15.4 or 15.5 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7	Provision of information. The Borrowers shall promptly provide the Agent and any Approved Broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or the Approved Broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8	Regularity and payment of valuation expenses.

(a)	Each Ship subject to a Mortgage shall be valued in accordance with the provisions of this Clause 15 no more than twice in each calendar year and no more than once in any consecutive six month period.

(b)	Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker instructed by the Agent under this Clause Provided that until an Event of Default has occurred and is continuing the Borrowers shall be liable to pay to the Agent the fees and expenses of up to two sets of valuations of each Ship on up to two occasions in any calendar year.

(c)	Should any Lender request the Agent to obtain an up to date valuation for the purposes of any compliance check to be carried out pursuant to Clause 12.5, then the Agent shall do so at the cost and expense of that Lender.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrowers to the Agent, the Security Trustee or any Lender

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:
(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)	to the account of the Agent at ABN AMRO Bank N.V. of 355 Madison Avenue, New York NY10117, U.S.A. (Account No 637070342741; SWIFT Code: ABNAUS33 under reference “Quintana Maritime — US$735m facility”), or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.
16.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)	any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Bank or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, that Swap Bank or the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)	amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or any Swap Bank to pay on demand.

16.6	Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or any Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or that Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrowers or a Lender or a Swap Bank, without first having received that sum, the Borrowers or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)	pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent’s memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document (excluding any Master Agreement) may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (other than under any Master Agreement) in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents (other than any Master Agreement) other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21 and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document (other than any Master Agreement));

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (other than under any Master Agreement); and

(iii)	thirdly, in or towards satisfaction of the Loan;
(b)	SECONDLY: in or towards satisfaction of any amounts then due and payable under any Master Agreement in the following order and proportions:
(i)	first, in or towards satisfaction pro rata of all amounts then due and payable to a Swap Bank under a Master Agreement other than those amounts referred to at paragraphs (ii) and (iii);

(ii)	secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to a Swap Bank under a Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e)

(Obligations) of a Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 17); and

(iii)	thirdly, in or towards satisfaction of the Swap Exposure of each Swap Bank calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder;
(c)	THIRDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document (other than the Master Agreement) but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause;

(d)	FOURTHLY: in retention of an amount equal to any amount not then due under and payable under any Master Agreement but which the relevant Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause; and

(e)	FIFTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and the Swap Banks, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overriden. This Clause 17 and any notice which the Agent gives under Clause 17.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. Each Borrower undertakes with each Creditor Party to ensure that throughout the Security Period (subject only to provisions of the relevant General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2	Location of accounts. Each of the Borrowers shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of any Earnings Account or the Minimum Liquidity Account; and

(b)	execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts (or any of them) or the Minimum Liquidity Account.

18.3	Debits for expenses etc. Subject to the prior written consent of the Borrowers, the Agent shall be authorised by each of the Borrowers (but not obliged) from time to time to debit the Earnings Accounts in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21, provided always that the prior written consent of the Borrowers shall not be required after the occurrence of an Event of Default which is continuing.

18.4	Borrowers’ obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document, unless such failure to pay is remedied within 3 Business Days of the due date or demand (as the case may be); or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.18, 11.19, 11.22, 12.2, 12.3, 12.4, 13.2, 15.1 or 18.1; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 30 calendar days after written notice from the Agent requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by any of the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation or warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other written notice or document relating to a Finance Document is (in the opinion of the Majority Lenders) untrue or misleading in any material respect when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person exceeding $2,500,000 (or the equivalent in any other currency) in aggregate:
(i)	any such Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any such Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any such Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any such Financial Indebtedness of a Relevant Person becomes enforceable; or
(g)	any of the following occurs in relation to a Relevant Person:
(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $2,500,000 or more or the equivalent in another currency and such execution, attachment, consent, sequestration or distress is not withdrawn within 7 days of its commencement; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than a Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously permitted hereunder or approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or
(h)	except as a result of a disposal permitted hereunder, any Borrower or any Security Party ceases or suspends carrying on or changes the nature of its business or a part of its business which, in the opinion of the Majority Lenders, has or will have a material adverse effect on the financial position of the Group (taken as a whole); or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:
(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee, the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or
(j)	any consent necessary to enable any Owner to own, operate or charter a Ship or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document or an Underlying Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled and, in each case, such occurrence has a material adverse effect on the financial position of the Group (taken as a whole); or

(k)	without the consent of the Majority Lenders, a change has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the limited liability company interests in any Borrower (other than the Holding Company) or the Approved Manager (provided the same is Quintana Management LLC); or

(l)	any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest (other than Permitted Security Interests); or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or
(b)	the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Security Trustee, the Agent and/or the Lenders and/or the Swap Banks are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall terminate.

19.4	Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy of the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any Security Party with any form of claim or defence.

19.7	Lender’s rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause 19 is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to any of the Borrowers or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.9	Relevant Persons. In this Clause 19 “a Relevant Person” means a Borrower, a Security Party and any other member of the Group; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10	Position of Swap Banks. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Banks except to the extent that the Swap Banks are also Lenders.

19.11	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Facility, drawdown and commitment fees. The Borrower shall pay to the Agent:

(a)	certain facility fees set out in the letter addressed by the Agent to the Borrowers and dated 10 May 2006;

(b)	a commitment fee at the rate of 0.45 per cent. per annum on the undrawn amount of the Commitments from (and including) the date of this Agreement up to and including the earlier of (A) the final Drawdown Date and (B) the last day of the Availability Period, such fee to be paid quarterly in arrears and on the last day of such period referred to above and to be distributed among the Lenders pro rata to their Commitments.

20.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Agent on its demand the amount of all reasonable expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, any legal fees or expenses).

20.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Agent, on the Agent’s demand, the amount of all expenses (including, without limitation, any legal fees or expenses) incurred by the Agent (and, in the case of sub clause (e) below, any Lender or any Swap Bank) in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	such circumstances where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.18;

(e)	any step taken by the Lender concerned or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrowers shall promptly pay any stamp, documentary or other similar tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5	Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify (i) the Agent and each Lender within five (5) Business Days of the Agent’s demand and (ii) the Security Trustee within five (5) Business Days of its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for that Advance for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document (other than a Master Agreement), except to the extent the Creditor Party would not be so liable in the event it complied with its obligations under Clause 22.3.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the relevant Creditor Party, in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, including any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the relevant Creditor Party’s own officers or employees (and limited, in the case of a Master Agreement, so as not to conflict with the provisions thereof).

21.4	Currency indemnity. If any sum due from the Borrowers or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against the Borrowers or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements. For the avoidance of doubt, Clause 21.4 does not apply in respect of sums due from the Borrowers to a Swap Bank under or in connection with the Master Agreement to which that Swap Bank is a party as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

22.2	Grossing-up for taxes. If any of the Borrowers is required by law to make a tax deduction from any payment:

(a)	the Borrowers shall notify the Agent as soon as they become aware of the requirement;

(b)	the Borrowers shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party (having complied with its obligations under Clause 22.3) receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Provision of tax declarations. Upon written request by the Borrowers, each Creditor Party shall provide to the Borrowers on a best efforts basis such tax declarations as are reasonably requested and permitted by law (without prejudice to the respective Creditor Party’s position) to permit the Borrowers to make a payment under a Finance Document without, or at a reduced rate of, withholding tax or otherwise to reduce the amounts due under this Clause 22.

22.4	Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrowers shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.5	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

22.6	Tax Credit. If a Borrower makes an additional payment to or for the benefit of a Creditor Party under this Clause 22, and the relevant Creditor Party determines in it sole discretion that:

(a)	a tax credit is attributable to that additional payment (or the tax deduction or payment that give rise to that additional payment); and

(b)	that Creditor Party or an affiliate has obtained, utilised and fully retained that tax credit on an affiliated group basis,

the Creditor Party shall pay an amount to that Borrower which that Creditor Party determines in its sole discretion will leave it (after that payment) in the same after-tax position as it would have been in, had the additional payment not been made.

22.7	Application to the Master Agreements. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to a Swap Bank under or in connection with the Master Agreement to which that Swap Bank is a party as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law or regulation, an amendment to an existing law or a change in the manner in which an existing law or regulation is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality. The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment. Subject to clause 23.4, on the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender’s Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender’s Contribution in accordance with Clause 8.

23.4	Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or could reasonably be expected to:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that the result of:

(a)	the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the overall net income of the Notifying Lender or its lending office or any of its affiliates); or

(b)	the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Management and Capital Structures”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:
(i)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;
but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or its lending office or an affiliate of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Notification to Borrowers of claim for increased costs. The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3	Payment of increased costs. The Borrowers shall pay to the Agent, at the end of any Interest Period during which the Agent makes demand, for the account of the Notifying Lender, the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrowers may give the Agent not less than 5 Business Days’ notice of their intention to prepay the Notifying Lender’s Contribution.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers’ notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)	on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin and the Mandatory Cost (if any).

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

24.7	Mitigation. If circumstances arise which would result in a notification under Clause 24.1 then, without in any way limiting the rights of the Notifying Lender under clause 24.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or could reasonably be expected to:

(a)	have an adverse effect on its business, operations or financial conditions; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

25	SET-OFF

25.1	Application of credit balances. After the occurrence of an Event of Default which is continuing, each Creditor Party may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:
(i)	break, or alter the maturity of, all or any part of a deposit of the Borrowers;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.
25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers. No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.5, a Lender (the “Transferor Lender”) may at any time, with the consent of the Borrowers (such consent not to be unreasonably withheld), the Sole Bookrunner and the Underwriter, cause:

(a)	its rights in respect of all or part of its Contribution in a minimum amount of $10,000,000 or more; or

(b)	its obligations in respect of all or part of its Commitment in a minimum amount of $10,000,000 or more; or

(c)	a combination of (a) and (b) in a minimum amount of $10,000,000 or more to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution which is experienced in ship financing (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

Notwithstanding the above, any Lender may cause its rights and/or obligations in respect of all or part of its Contribution and/or its Commitment to be transferred to, or assumed by, as the case may be, any of such Lender’s affiliates without the consent of the Borrowers, the Sole Bookrunner or the Underwriter.

26.3	Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers (provided the Borrowers have consented to the transfer as provided above, such consent not to be unreasonably withheld), the Security Parties, the Security Trustee and each of the Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4	Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrowers, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the successor shall automatically and without any further act being necessary become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)	to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender’s title and of any rights or equities which the Borrowers or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender (or the part thereof specified in the Transfer Certificate) and a Commitment of an amount specified in the Transfer Certificate;

(d)	the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)	any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor’s title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)	in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 5 Business Days prior notice.

26.9	Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrowers, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,000 (and all costs, fees and expenses incidental to the transfer, including (but not limited to), legal fees) from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information. Subject to Clause 32, a Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrowers, any Security Party or their affairs under or in connection with any Finance Document.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification. On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Costs resulting from change of Lender or lending office.

(a)	If:
(i)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its lending office; and

(ii)	as a result of circumstances existing at the date such assignment, transfer or change occurs, the Borrowers would be obliged to pay an increased cost (as defined in Clause 24.1) or a tax payment under clause 22.2, then unless the assignment, transfer or change is made by a Lender to mitigate any circumstance giving rise to such increased cost or such tax payment, the Borrowers need only pay that increased cost or tax payment to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words “by the Agent on behalf of the Majority Lenders” were replaced by the words “by or on behalf of every Lender”:

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender’s Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 8.1, 8.2, 17, 18, 19 or 31;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document (other than any releases, variations, etc permitted by the terms of this Agreement and the other Finance Documents); and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

27.3	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by any of the Borrowers or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by registered letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrowers:	Quintana Maritime Limited
Pandoras 13 & Kyprou Street
166 74 Glyfada
Greece
Fax No: +(30) 210 894 8823
Attn: the Chief Financial Officer

With a copy to:
Quintana Maritime Limited
601 Jefferson Street, Suite 3600
Houston, TX 77002
USA
Fax No: +1 (713) 751 7526
Attn: Paul Cornell

(b)	to a Lender:	At the address opposite its name in Part A of Schedule 2 or (as the case may require) in the relevant Transfer Certificate.

(c)	to a Swap Bank:	At the address opposite its name in Part B of Schedule 2

(d)	to the Lead Arranger:	Fortis Bank N.V./S.A.
166 Syngrou Avenue
176 71 Athens
Greece
Fax No: +30 210 95 44 368
Attn: [ ]

(e)	to the Agent, Security	Fortis Bank (Nederland) N.V.
	Trustee, Sole Bookrunner	Coolsingel 93

and Underwriter:	3012 AE Rotterdam
The Netherlands
Fax No: [ ]
Attn: [ ]
or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Lead Arranger, the Swap Banks and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is delivered by registered letter shall be deemed to be served, and shall take effect, 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at the relevant address; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of “notice”. In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.9	Electronic communication

(a)	Any communication to be made between the Agent or the Security Trustee and a Lender or a Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or, as the case may be, the relevant Swap Bank:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender or the Swap Bank or the Security Trustee will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Swap Bank to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

29	JOINT AND SEVERAL LIABILITY

29.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrowers’ obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination. Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrowers’ required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent’s notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.4	Counterparts. A Finance Document may be executed in any number of counterparts.

31	LAW AND JURISDICTION

31.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4	Process agent. Each Borrower irrevocably appoints Law Debenture Corporation at their office for the time being, presently at Fifth Floor, 100 Wood Street, London EC2V 7EX, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5	Creditor Party rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

32	DISCLOSURE OF INFORMATION

32.1	Each Creditor Party agrees to maintain as confidential all confidential information provided to them by the Borrowers and designated as confidential, provided that each Creditor Party may disclose to any of its affiliates and any other person such information as that Creditor Party shall consider appropriate in respect of information supplied to it, by or on behalf of any Borrower, or the Finance Documents:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into any sub participation in relation to this Agreement; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law;

(d)	to any other Creditor Party; or

(e)	to its and any Borrower’s professional advisors,

Provided always that, in relation to paragraph (a), the person to which the information is to be given has entered into a confidentiality undertaking in form and substance satisfactory to the Borrowers.
AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

[Schedules Omitted]

EXECUTION PAGES
BORROWERS

SIGNED by	)
for and on behalf of	)
FEARLESS SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
KING COAL SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL GLORY SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL AGE SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON MAN SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
BARBARA SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL PRIDE SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
LINDA LEAH SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON BEAUTY SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
KIRMAR SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
GRAIN EXPRESS SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON KNIGHT SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
GRAIN HARVESTER SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON BRADYN SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON FUZEYYA SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON KALYPSO SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
ORE HANSA SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
SANTA BARBARA SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON ELISABETH SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON VASSILIS SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON ANNE SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
PASCHA SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON LINDREW SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL GYPSY SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL HUNTER SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON BROOKE SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON MANOLIS SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
COAL HEAT SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON ENDURANCE SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
IRON MINER SHIPCO LLC	)

SIGNED by	)
for and on behalf of	)
QUINTANA MARITIME LIMITED	)

LENDERS

SIGNED by	)
for and on behalf of	)
FORTIS BANK N.V./S.A.	)

SIGNED by	)
for and on behalf of	)
THE GOVERNOR AND COMPANY OF	)
THE BANK OF SCOTLAND	)

SIGNED by	)
for and on behalf of	)
BAYERSICHE HYPO-UND	)
VEREINSBANK AG	)
)

SIGNED by	)
for and on behalf of	)
HSH NORDBANK AG	)
)

SIGNED by	)
for and on behalf of	)
NIBC BANK N.V.	)
)

SIGNED by	)
for and on behalf of	)
NORDDEUTSCHE LANDESBANK	)
GIROZENTRALE	)

SIGNED by	)
for and on behalf of	)
KfW	)

SIGNED by	)
for and on behalf of	)
CITIBANK INTERNATIONAL plc	)

SIGNED by	)
for and on behalf of	)
ALLIANCE & LEICESTER	)
COMMERCIAL FINANCE plc	)

SIGNED by	)
for and on behalf of	)
HELABA LANDESBANK HESSEN -)
THURINGEN GIROZENTRALE	)

SIGNED by	)
for and on behalf of	)
SUMITOMO MITSUI BANKING	)
CORPORATION	)

SIGNED by	)
for and on behalf of	)
NATEXIS BANQUES POPULAIRES	)

SIGNED by	)
for and on behalf of	)
BANK OF AMERICA, N.A	)
MANDATED LEAD ARRANGER/UNDERWRITER

SIGNED by	)
for and on behalf of	)
FORTIS BANK N.V./S.A.	)

JOINT LEAD ARRANGERS

SIGNED by	)
For and on behalf of	)
THE GOVERNOR AND COMPANY OF	)
THE BANK OF SCOTLAND	)

SIGNED by	)
for and on behalf of	)
BAYERISCHE HYPO-UND	)
VEREINSBANK AG	)

SIGNED by	)
for and on behalf of	)
HSH NORDBANK AG	)

CO-ARRANGER

SIGNED by	)
for and on behalf of	)
NIBC BANK N.V.	)
AGENT/SECURITY TRUSTEE/SOLE BOOKRUNNER

SIGNED by	)
for and on behalf of	)
FORTIS BANK (NEDERLAND) N.V.	)

SWAP BANKS

SIGNED by	)
for and on behalf of	)
FORTIS BANK (NEDERLAND) N.V.	)

Witness to all the	)
above signatures	)

Name:
Address: